Exhibit 99.2

Trovagene, Inc. Announces Closing of Public Offering of Common Stock

SAN DIEGO, Feb. 11, 2015 /PRNewswire/ — Trovagene, Inc. (TROV) today announced the closing of its previously announced underwritten public offering.  The Company sold 5,111,110 shares of its common stock in the offering, which includes 666,666 shares that were issued upon the full exercise by the underwriters of their over-allotment option. The offering price was $4.50 per share and gross proceeds to Trovagene are approximately $23 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by Trovagene.

Trovagene intends to use the net proceeds from this offering to fund its research and development activities and for working capital and other general corporate purposes.

Piper Jaffray & Co. acted as sole book-running manager and Janney Montgomery Scott LLC, Maxim Group LLC and Cantor Fitzgerald & Co. acted as co-managers for the offering.

A registration statement relating to these securities was previously filed with and has become effective by rule of the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402 or by telephone at 800-747-3924 or by email at prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the shares in any state or other jurisdiction which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission.

Contact:
Investor Relations	Media Relations
David Moskowitz and Amy Caterina	Ian Stone

Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com